Exhibit 99.1

Intra-Asia Entertainment Corporation Announces Record Second Quarter 2007 Results

Beijing, China - August 16, 2007, Intra-Asia Entertainment Corporation, (OTC Bulletin Board: IRAE) (“Intra-Asia” or “the Company”), a leading Geographic Information System technology provider for the People’s Republic of China (“PRC”) government’s Transportation, Land & Resource and Digital City segments, today announced record financial results for the second quarter ended June 30, 2007.

Second Quarter 2007 Highlights

•	Total revenues increased 16.8% year-over-year to $1.6 million

•	Gross profit increased 80.5% year-over-year to $1.0 million, or 62.4% of revenues

•	Operating income rose 136.3% to $846,308, or 52.5% of revenues

•	Net income grew 72.1% to $666,345 or $0.05 per fully diluted share

•	Won Transportation project from the Beijing Transportation Committee and a pilot project from Chengdu city with an aggregate value of $0.4 million

•	Won GPS Orientation Base Station project from Sunking Corporation valued at $0.9 million

•	Won Hangzhou city 3-D Geology Management project from the Land & Resource Ministry valued at $0.1 million

Second Quarter 2007 Results

“The second quarter clearly demonstrates the ongoing success of our business strategy. We continue to win important contracts in our target market segments, including Transportation, Land & Resources and Digital City, as we further expand our offerings and GIS solutions,” said Mr. Shudong Xia, CEO of Intra-Asia. “We continue to expand our presence throughout China due to our excellent reputation, successful track record and advanced technology.”

For the three months ended June 30, 2007, total revenues grew 16.8% to $1.6 million, compared to $1.4 million in the second quarter of 2006. The increase in revenue was mainly due to the increased sales to the Digital City and Land & Resources sectors, which increased 30.3% and 38.2%, respectively in the second quarter of 2007. Sales to the Transportation, Digital City, Land & Resources and other sectors accounted for 30.1%, 48.2%, 15.9% and 5.8% of revenues, respectively, in the second quarter of 2007. Revenues from software and hardware products accounted for 42.7% and 57.3% of total sales, respectively, during the second quarter of 2007.

Gross profit grew 80.5% to $1.0 million, or 62.4% of revenues, compared to $557,401, or 40.3% of revenues, in the second quarter of 2006. The increase in gross margin was mainly due to the increased contribution of software solutions projects during the quarter following a number of software projects awarded in the second quarter of 2007.

Operating expenses decreased 19.8% to $159,939, primarily due to lower administrative expenses following the implementation of internal cost control measures. Selling expenses increased as a result of expanded operations and higher sales volume. As a percentage of revenues, operating expenses were 9.9% of revenues in the second quarter of 2007, compared to 14.4% of revenues in the same quarter of the prior year.

Income from operations was $846,308 in the second quarter of 2007, up 136.3% from $358,094 in the same quarter last year. Operating margin was 52.5% compared to 25.9% in the same period of 2006.

Net income was $666,345 in the second quarter of 2007, or $0.05 per diluted share, up 72.1% from $387,094, or $0.05 per share, in the second quarter of 2006. Diluted earnings per share in the second quarter of 2007 reflects a year over year increase of 5,736,743 in diluted weighted average shares due to a private placement financing in May 2007.

Six-Month Results

Revenues for the first half of 2007 were $4.2 million, up 58.1% from $2.7 million during the first half of 2006. Gross profit was $1.9 million, or 44.1% of revenues, up 51.9% from $1.2 million, or 45.9% of revenues, in the first half of 2006. Operating income was $1.4 million, or 33.8% of revenues, up 62.1% from $883,087, or 33.0% of sales, in the first half of 2006. Net income for the first half of 2007 was $1.4 million, or $0.12 per diluted share, compared to net income of $941,960, or $0.11 per diluted share, in the same period a year ago. Diluted earnings per share in the first half of 2007 reflects an increase of 2,944,904 in diluted weighted average shares due to a private placement financing in May 2007.

Financial Condition

As of June 30, 2007, the Company had cash and cash equivalents (including restricted cash) of $8.7 million, working capital of $14.8 million and $394,500 outstanding on its bank loan. Shareholder’s equity stood at to $15.8 million, up from $6.09 million on December 31, 2006.

On May 14, 2007, the Company completed a private placement financing with certain accredited investors of 13,333,334 shares of its common stock and warrants to purchase 2,083,333 shares of its common stock. As a result of this private placement, the Company raised $3.2 million in gross proceeds, resulting in $2.1 million in net proceeds after the deduction of offering expenses.

Recent Events

In July 2007, the Company won the Phase II contracts for the Chengdu Intelligent Parking System projects valued at $0.87 million. Phase III Intelligent Parking System project in Chengdu is planned for implementation in 2008. This quarter the company also won Transportation project from the Beijing Transportation Committee and a pilot project from Chengdu city with an aggregate value of $0.4 million. Furthermore the company won Hangzhou city 3-D Geology Management project from the Land & Resource Ministry valued at $0.1 million.

On July 30, 2007, the Company filed an information statement with the Securities and Exchange Commission announcing its intent to change the company’s name to China TransInfo Technology Corp., and to effect a 1-for-7.5 reverse stock split. The company believes that the new name better reflects its business focus and that the reverse split will position the company to have an appropriate capital structure to list its shares on a major stock market in the future. The Company has obtained written consent from the majority of its stockholders and expects the reverse stock split and name change to be completed around August 20, 2007.

Outlook for 2007 and Beyond

“The market for integrated transportation solutions and GIS technology remains strong, with increasing demand for IT applications solutions in China’s Transportation, Land & Resource and Digital City sectors,” said Mr. Xia. “Of particular note is the Transportation Information System, a major national initiative in which the government will roll out GIS technology to 600 municipalities throughout China. Intra-Asia is well positioned to capture many of these opportunities, as we won the majority of ‘beta’ contracts issued in the first round of bids.”

For 2007, the Company estimates revenues of approximately $12.0 million and net income of $4.3 million. For 2008, the Company expects revenues of about $27.0 million and net income of approximately $8.0 million.

About Intra-Asia Entertainment Corporation

Intra-Asia Entertainment Corporation, through its subsidiary Beijing PKU Chinafront High Technology Co., Ltd., offers a full range of GIS application solutions that cover GIS system planning, deployment, system construction, data testing, system audit & optimization, user’s manuals and customer training through self-developed GIS platform software products for 2D and 3D GIS system models. The Company has 13 copyright registered certificates granted from the China Software Testing Center and the National Copyright Administration of the PRC. Intra-Asia serves the government sectors of the GIS market in China with an emphasis on the following three major Chinese central government initiatives: (i) Transportation; (ii) Digital City; and (iii) Land & Resources. Intra-Asia also has a first mover advantage in the 3D GIS segment having developed the first and only three dimensional GIS platform software in China. Furthermore, the Company’s affiliation with Peking University, which currently owns 15% of the company, provides access to the university’s GeoGIS Research Laboratory, including 30 PhD researchers. Intra-Asia has been thoroughly involved in the beta stages of the GIS information systems in China, especially in the transportation segment. In 2005 and 2006, Intra-Asia was awarded three of four Ministry of Transportation case models designed to test GIS application solutions. Now, the company is playing a key role in setting the standards for GIS solutions.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

- FINANCIAL TABLES FOLLOW -

INTRA-ASIA ENTERTAINMENT CORPORATION AND ITS SUBSIDIARY
CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$1,613,020	$1,381,648	$4,237,566	$2,680,222

Cost of revenues	606,773	824,248	2,368,208	1,449,721

Gross profit	1,006,247	557,401	1,869,358	1,230,501

Expenses:
Selling, general, and administrative expenses	159,939	199,307	437,930	347,414

Income from operations	846,308	358,094	1,431,428	883,087

Other income (expense):
Interest income	20,055	261	21,062	512
Interest expense	(4,243)	(9,521)	(12,229)	(13,751)
Minority interest	(211,380)	(5,099)	(233,967)	(5,099)
Other income(expense) - net	100,817	4,241	179,152	39,926
Total other income (expense)	(94,751)	(10,118)	(45,982)	21,588

Net income before income taxes	751,557	347,976	1,385,446	904,675

Provision for income taxes	85,212	(39,118)	33,767	(37,285)

Net income	$666,345	$387,094	$1,351,679	$941,960

Weighted average shares of outstanding - basic	14,160,514	8,562,660	11,440,216	8,564,756
Weighted average shares of outstanding- diluted	14,299,403	8,562,660	11,509,660	8,564,756
Income (Loss) per share -
basic	$0.05	$0.05	$0.12	$0.11
diluted	$0.05	$0.05	$0.12	$0.11

Comprehensive income (loss)

Net income (loss)	$666,345	$387,094	$1,351,679	$941,960
Translation adjustments	178,745	10,574	242,648	32,879
Comprehensive income (loss)	$845,090	$397,668	$1,594,327	$974,839

INTRA-ASIA ENTERTAINMENT CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,718,566	$1,321,164
Restricted cash	131,500	128,200
Accounts receivable	3,682,462	2,756,541
Cost and estimated earnings in excess of billings on uncompleted contracts	914,692	624,589
Prepayments	1,536,237	1,116,580
Other receivable	440,280	125,556
Deferred tax assets	473,873	461,982
Other current assets	186,375	85,019
Total current assets	16,083,985	6,619,631

Prepayment on investment	249,850	243,580

Property and equipment, net	1,004,541	238,545

Deferred tax assets	182,347	211,145

Deposits	5,853	11,701

Loans to others	428,818	269,989

Total assets	$17,955,394	$7,594,591

	June 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$129,844	$162,503
Notes payable	394,500	641,000
Billings in excess of costs and estimated earnings on uncompleted contracts	613,995	335,286
Accrued expenses	165,062	357,598
Total current liabilities	1,303,401	1,496,387

Minority Interest	820,650	4,768
Stockholders' equity (deficit):

Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 19,601,111 shares issued and outstanding	19,601
Additional paid-in capital	10,537,885	2,416,000
Accumulated deficit	4,814,341	3,462,666
Accumulated other comprehensive loss - translation adjustments	459,516	214,770

Total stockholders' equity (deficit)	15,831,343	6,093,436

Total liabilities and stockholders' equity (deficit)	$17,955,394	$7,594,591

INTRA-ASIA ENTERTAINMENT CORPORATION AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$1,351,679	$941,960
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	17,144	10,974
Merger costs to be charged directly to equity	(1,447,361)
Changes in operating assets:
Increase in restricted cash
Deferred income tax expense (benefit)	33,767	(37,285)
Minority interest	233,967	5,099
Increase in accounts receivable	(843,326)	(247,793)
Increase in prepayment	(385,595)	(419,662)
Increase in other receivable	(232,469)	(95,755)
Increase in cost and estimated earnings in excess of billings on uncompleted contracts	(270,296)	(55,599)
Increase in other current assets	(97,817)	(114,526)
Decrease in accounts payable	(36,340)	(62,217)
Increase in billings in excess of costs and estimated earnings on uncompleted contracts	266,402	129,343
Increase (Decrease) in accrued expenses	(730,437)	28,252
Net cash provided by (used in) operating activities	(2,140,682)	82,791

Cash flows from investing activities

Cash flows from investing activities:
Cash acquired from reverse merger of PKU	1,321,164	-
(Increase) in loan to others	(149,812)	(9,544)
Payment of cash to the shareholders of the accounting acquirer	(2,000,000)	-
Decreae in other assets - deposits	6,066	3,374
Payment of cash to JingBo Co. for investment	(786,680)
Purchases of property and equipment	(766,656)	(68,104)
Net cash used in investing activities	(2,375,918)	(74,274)

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	(259,420)	124,620
Proceeds from issuing shares	3,200,000	-
Net cash provided by financing activities	2,940,580	124,620

Effect of foreign currency exchange translation	35,932	2,072

Net increase (decrease) in cash	(1,540,088)	135,209

Cash - beginning	10,258,654	149,691
Cash - ending	$8,718,566	$284,900

Supplemental disclosures:
Interest paid	$12,040	$13,112
Income taxes paid	$-	$-

For more information, please contact:

Company Contact:	Investor Relations Contact:
Mr. Shudong Xia	Mr. Crocker Coulson
Chief Executive Officer	President
Intra-Asia Entertainment Corporation	CCG Elite
Email: xsd@techfront.com.cn	Tel: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com